Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105397, 333-105398, and 333-65332 on Form S-8 of Axiall Corporation of our report dated June 10, 2016, appearing in this Annual Report on Form 11-K of Axiall Corporation 401(k) Retirement Savings Plan for the year ended December 31, 2015.

/s/ WARREN AVERETT, LLP
Warren Averett, LLP Atlanta, Georgia

June 10, 2016